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                           JONES PROGRMMING PARTNERS 2

                          LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement made and entered into, as of this 10th day of March, 1992, by and among Jones Entertainment Group, Ltd., a Colorado corporation, as general partner (hereinafter called the "General Partner") and the limited partners listed on the detachable Subscription Agreements annexed hereto and such additional limited partners as may individually be called "Limited Partner" and collectively called "Limited Partners".

In consideration of the mutual promises contained herein, the parties agree as follows with such changes or variations thereof as may be convenient or necessary to comply with law:

                                    ARTICLE 1

                             THE LIMITED PARTNERSHIP

1.1 NAME OF LIMITED PARTNERSHIP. The name of the Limited Partnership formed hereunder is Jones Programming Partners 2-A, Ltd. (hereinafter called the "Partnership").

1.2 CHARACTER OF BUSINESS. The character of the business to be conducted by the Partnership shall be to acquire, develop, produce and exploit programming (the "Programming"), to own Programming rights, and to conduct, without limitation, such other activities and businesses which are incidental or necessary to the foregoing.

1.3 PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Partnership shall initially be 9697 East Mineral Avenue, Englewood, Colorado 80112. The General Partner may change such place of business in its discretion and may maintain such other offices at any other place or places as it deems advisable.

1.4 PARTNERS' NAMES AND RESIDENCES. The name and mailing address of the General Partner is Jones Entertainment Group, Ltd., 9697 East Mineral Avenue, Englewood, Colorado 80112, and the name and mailing address of each Limited Partner is as designated on the detachable Subscription Agreements annexed hereto and such additional detachable Subscription Agreements as may hereafter be added in connection with additional Limited Partners.

1.5 TERM. The term of the Partnership shall commence on the date of filing of the Certificate of Limited Partnership in accordance with the Colorado Uniform Limited
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Partnership Act of 1981 (the "Act"), and shall expire on the twenty-fifth anniversary of such filing, unless sooner terminated as provided hereinafter.

1.6 FORMATION. The Partnership created hereunder shall be formed pursuant to the Act. The General Partner and the Limited Partners, acting directly or through an attorney-in-fact, shall promptly sign and acknowledge under the Act a Certificate of Limited Partnership, shall cause the Certificate of Limited Partnership to be filed for record in the office of the Secretary of State of Colorado, and shall thereafter, from time to time, execute such further documents and take such further action as shall be deemed appropriate by the General Partner to comply with requirements of law for the formation and operation of a limited partnership in all other counties, states and other jurisdictions where the Partnership may elect to do business. The General Partner shall not be required to furnish copies of the Certificate of Limited Partnership to the Limited Partners.

1.7  FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

1.8 NAMES AND IDENTIFYING MARKS, SOFTWARE. The names "Jones," "21st Century," "Jones 21st Century," "Jones Entertainment," and Jones Entertainment Group, Ltd.'s identifying marks and all other Jones 21st Century, Inc. and Jones Entertainment Group, Ltd.'s and affiliates' identification marks and logos of all kinds and descriptions, used now or hereafter, including those used on marketing materials are owned by Jones International, Ltd. or its affiliates and shall remain exclusively so, regardless of the termination of this Agreement or the removal of the General Partner or otherwise and shall not be used without written permission. In addition, any computer software developed by the General Partner or its affiliates which is used by the Partnership is, and shall remain, the exclusive property of the General Partner, or its affiliates, regardless of the termination of this Agreement, the removal of the General Partner or otherwise and shall not be used without written permission. The expenses of developing such software will be paid solely by the General Partner or its affiliates.

                                    ARTICLE 2

                               THE GENERAL PARTNER

2.1 MANAGEMENT CONTROL. Subject to the provisions of the Act and except as otherwise expressly herein provided, the General Partner shall have complete and unrestricted power and authority to manage the business, properties and activities of the Partnership in its sole and exclusive discretion.

2.2 SPECIFIC POWERS OF THE GENERAL PARTNER. Without limiting the rights and powers given the General Partner under the Act or otherwise by law or this Agreement, the General Partner shall have the following specific powers:

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     (a)  To pay or cause to be paid or reimbursed from Partnership funds all costs and expenses in seeking, acquiring, developing, producing and exploiting the Programming; and to pay or cause to be paid or reimbursed from Partnership funds all costs and expenses in connection therewith;

     (b) To maintain, at the expense of the Partnership, complete and accurate financial records for the Partnership; and to furnish at Partnership expense the Limited Partners with reports called for by Section 3.7 of this Agreement, together with all tax reporting information which reasonably may be important to the Limited Partners;

     (c) To maintain, at the expense of the Partnership, adequate records of all operations of the Partnership;

     (d) To provide, at the expense of the Partnership, for the operations and management of the Partnership, including the acquisition, production and distribution activities for the Programming and, subject to the limitations contained in Section 2.2(n) and 2.3 hereof, to enter into agreements with others, including the General Partner and its affiliates or enterprises in which the General Partner or its affiliates has an interest by ownership, or otherwise, including Jones 21st Century, Inc.;

     (e) To purchase, at the expense of the Partnership, liability and other insurance to protect the Partnership's properties and business;

     (f) To execute on behalf of the Partnership any and all documents, contracts or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the business and purposes of the Partnership, and all other agreements, documents or instruments of any kind or character whatsoever, or amendments thereto, which in any manner relate to the business and purposes of the Partnership;

     (g) To purchase, sell or lease property, including real property, for Partnership use;

     (h) To make all payments required of the Partnership pursuant to this Agreement and for all direct and indirect costs and expenses incurred in the conduct of its business, including, without limitation, all costs and expenses for legal, audit, accounting and other technical and professional services, reports and other communications to, and costs of maintaining relations with, the Limited Partners, printing, postage, telephone and telegraph, travel, insurance, interest, messengers, office supplies, data processing, taxes, permits and licenses;

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     (i)  To borrow money from banks, other lending institutions or other sources, for Partnership purposes, and in connection therewith to mortgage, pledge or create other security interests on any or all of the Partnership properties, Programming and income therefrom and to secure or provide for the repayment of such borrowing;

     (j) To hold Partnership assets in the name of the Partnership, or (except for Partnership funds) the name of the General Partner or the name of a nominee chosen by the General Partner;

     (k) To license, lease or sell any assets of the Partnership for any Partnership purpose, including, but not by way of limitation, the Programming or any portion thereof and any rights in the Programming or any portion thereof, including sales to the General Partner and its affiliates as provided in this Agreement;

     (l) To make or revoke tax elections on behalf of the Partnership, including the election provided by Section 754 of the Internal Revenue Code of 1954, as amended (the "Code");

     (m) To select and employ with Partnership funds such legal counsel, certified public accountants or other consultants as are deemed by the General Partner to be appropriate for carrying on the business of the Partnership;

     (n) To enter into contracts and other transactions for all Partnership purposes, including, but not limited to:

          (i) contracts with Jones International Securities, Ltd., an affiliate of the General Partner, for securities brokerage services, contracts with the General Partner or affiliates of the General Partner for the distribution of Programming, on terms and for fees which are comparable to those which are customary in the industry, and the licensing of Programming to affiliates of the General Partner on competitive terms;

          (ii) contracts and other transactions with other affiliates of the General Partner, including the development of educational programming therefor, provided, however, that any such contract or other transaction with such other affiliates of the General Partner shall be on terms which are comparable to those which are customary in the industry. All contracts with other affiliates of the General Partner will be in writing and will be terminable without penalty by the Partnership upon sixty days' notice;

     (o) On behalf of the Partnership, to enter into joint ventures or general partnerships and other participation with affiliated or unaffiliated entities for

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          the purpose of acquiring, developing, producing and exploiting
          Programming or rights therein;

          (i) In joint venture arrangements between Partnerships or between a Partnership and the General Partner or between the Partnership and another public partnership formed by the General Partner:

                    The Partnership must have a right of first refusal to buy if the other program wishes to sell property held in the joint venture; and

                    The venturers must have substantially identical investment objectives, no duplicate fees shall be involved and the compensation to the General Partner must be substantially identical to that described in the prospectus for the Interests.

          (ii) In joint venture arrangements with third parties:

                    The Partnership will endeavor to obtain a right of first refusal to buy if the other party wishes to sell its property held in the joint venture but there is no assurance the Partnership will be able to obtain such right.

          The foregoing subsections (i) and (ii) shall not apply to typical industry co-production arrangements, domestic or foreign.

     (p) On behalf of the Partnership, to arrange for the sale of any Programming (or rights therein) to the General Partner or any affiliate of the General Partner. The sale price shall be determined by the average of three separate independent appraisals (the cost of which shall be borne by the General Partner or its affiliate and not by the Partnership). In addition, the General Partner may purchase a Programming project (or rights therein) in its own name or in the name of a nominee, an affiliate of the General Partner, or otherwise and temporarily holding it for the purpose of facilitating the acquisition thereof by the Partnership, provided that such Programming project is purchased by the Partnership for a purchase price no greater than the cost (including as costs any expenses incurred by the General Partner or an affiliate in so holding the Programming project) of such Programming to the General Partner or an affiliate thereof.

     (q) To engage in any other activity customary or incident to any of the foregoing;

     (r)  To admit Partners after the formation of the Partnership;

     (s) To purchase, on its own behalf or on behalf of the Partnership, Interests in the Partnership from Limited Partners on terms agreed upon by the parties.

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The above enumeration of specific powers of the General Partner in Sections
2.2(a) through (s) shall not require the exercise of any such power by the General Partner except in its sole discretion or as otherwise required by this Agreement. The General Partner and its affiliates shall not be liable to the Partnership or to the Limited Partners for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its affiliates if the General Partner or its affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its affiliates.

2.3 LIMITATIONS ON POWERS OF GENERAL PARTNER. The General Partner shall not cause the Partnership to do any of the following:

     (i)    commingle its funds with those of any other person;

     (ii)   make loans to the General Partner or affiliates of the General
            Partner;

     (iii)  underwrite securities of other issuers;

     (iv)   acquire property in exchange for Limited Partnership Interests;

     (v) permit the General Partner or any affiliate thereof to receive any insurance brokerage fee or write any insurance policy covering the Partnership or any of its property;

     (vi) permit the General Partner or any affiliate thereof to receive any rebate or give-up or permit the participation of such entities in any reciprocal business arrangements to circumvent restrictions contained herein with regard to the Partnership's dealings with the General Partner or its affiliates except as otherwise herein provided;

     (vii) obtain permanent financing from the General Partner or, with regard to nonpermanent financing made available to the Partnership by the General Partner or an affiliate thereof, permit the receipt of interest or other financing charges or fees other than in amounts equal to the General Partner's weighted average cost of all debt financing from unaffiliated parties or permit a prepayment charge or penalty on any such loan;

     (viii) purchase limited partnership interests in any other limited partnership; and

     (ix) contract away or abridge the fiduciary duty owed by the General Partner to the Limited Partners under the common law.

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2.4  OTHER ACTIVITIES. The General Partner may devote only so much time to the business of the Partnership as deemed necessary by the General Partner.

2.5 WITHDRAWAL. The General Partner may, at any time upon ninety days' written notice, and with the consent of Limited Partners holding a majority of the Limited Partnership Interests, retire or resign from the Partnership. On such retirement or resignation, the General Partner may, at its option, remain the General Partner for the sole purpose of winding up the Partnership, or the General Partner may apply to a court of proper jurisdiction for the appointment of a receiver for this purpose. On such retirement or resignation, if the Limited Partners have elected a new general partner as provided in Section 3.2(n) of this Agreement, the Partnership shall purchase the General Partner's interest in the Partnership as provided in Section 2.7 of this Agreement.

2.6 CAPITAL CONTRIBUTION. The General Partner shall initially contribute $1,000 to the capital of the Partnership and, at its sole option, may from time to time contribute an additional sum or sums or purchase Limited Partnership Interest to meet various blue sky law requirements or for other purposes. A capital account shall be maintained for the General Partner, which account shall be credited with the General Partner's contributions to the Partnership and with its share of Partnership net profits and debited with the General Partner's share of Partnership net losses and distributions to the General Partner and otherwise maintained in accordance with Treasury regulations published under Section 704(b) of the Code.

2.7 RIGHTS OF THE GENERAL PARTNER UPON REMOVAL, RETIREMENT OR RESIGNATION. If, pursuant to Section 3.2(l), the General Partner is removed and a new general partner is elected by the Limited Partners or if the General Partner retires or resigns pursuant to Section 2.5 and a new general partner is elected pursuant to
Section 3.2(n), the Partnership shall purchase the interest in the Partnership of, and, if requested by the General Partner, any Limited Partnership Interests owned by, the removed, retiring or resigning General Partner. The purchase price shall be determined as if the Partnership had dissolved and sold its assets and made the distributions as set forth in Section 7.2 of this Agreement, with all such events being deemed to have occurred on the date of the removal, retirement or resignation of the General Partner. The value of the assets of the Partnership for this purpose shall be determined by agreement between the Partnership and the removed, retiring or resigning General Partner; provided, if they cannot so agree, then each shall appoint an appraiser and such appraisers shall select a third appraiser. The fair market value shall be the average of the three appraisals and the three appraisals shall value the assets of the Partnership on a going concern basis, without consideration for any increase or decrease in value attributable to or resulting from any proceedings related to the removal, retirement or resignation of the General Partner. The Partnership and the removed, retiring or resigning General Partner shall bear the respective costs of the appraiser selected by each of them and they shall each bear 1/2 of the costs of the appraiser selected by the other two appraisers. The purchase price shall be payable in the form of a three-year promissory note bearing interest on

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the unpaid principal amount at the stated prime rate of interest of the Central
Bank of Denver, in effect from time to time. Such note shall be payable in equal annual installments of principal, plus interest thereon. The Partnership shall be obligated to make the scheduled payments on the three-year promissory note only if, in the judgment of the new general partner, such payments do not materially impair the solvency of the Partnership; provided, however, that in any event all payments under the promissory note shall be paid within five years of the date of the removal of the General Partner. If the Partnership sells any Programming, any cash therefrom shall be applied to any accrued interest on such note, and then to the unpaid principal thereof.

2.8 NEW GENERAL PARTNER. A new General Partner elected under Section 3.2(l) by the Limited Partners shall purchase from the Partnership no later than the time of the payment to the removed General Partner under Section 2.7, the interest (and any Limited Partnership Interests) which the Partnership purchased from the removed General Partner. The new General Partner shall pay for such interest (and any Limited Partnership Interests) a price agreed to by the Partnership and the new General Partner; provided, that if the parties are not able to agree on the price, the price shall be the same amount as the Partnership pays for the interest (and any Limited Partnership Interests) of the removed General Partner as set forth in Section 2.7 and the price shall be paid in cash, unless otherwise agreed to by the parties.

2.9 FUNDS AND ASSETS. The General Partner has a fiduciary responsibility for the proper use of all funds and assets of the Partnership and it shall not employ or permit another to employ such funds or assets in any manner except for the benefit of the Partnership.

                                    ARTICLE 3

                              THE LIMITED PARTNERS

3.1 SINGLE CLASS; USE OF PROCEEDS. There shall be only one class of Limited Partners. Each person desiring to become a Limited Partner shall execute a detachable Subscription Agreement in the form attached hereto or shall authorize his registered representative to execute and submit the Subscription Agreement on his behalf and shall contribute cash to the Partnership in the amount stated on such Subscription Agreement. The participation of the Limited Partners in the Partnership shall be divided into limited partnership interests (hereinafter called "Limited Partnership Interests" or "Interests") and each Limited Partner shall have one Interest for each $500 of capital contributions to the Partnership. The participation of each Limited Partner in the Limited Partners' share of the Partnership assets, profits, losses and distributions shall be the proportion which the number of Interests owned by him bears to the total number of Interests owned by all Limited Partners in the Partnership at the time when a determination of participation is made. At a minimum, the General Partner must commit a percentage of the Limited Partners' capital contributions to an investment in Programming acquisition, development, production and distribution that is equal to the greater of (i)

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80% of the Limited Partners' capital contributions reduced by .1625% for each 1%
of permanent financing of the Partnership's assets, or (ii) 67% of the Limited Partners' capital contributions. In the event that the net proceeds of the offering of the Interests are not invested in, or have not been committed for, the acquisition or development of Programming or the establishment of a working capital reserve by the Partnership within two years after the close of the offering of Interests for the Partnership, all funds not so invested or committed will be returned to the Limited Partners along with a proportionate share of the organization and offering costs and sales commissions.

3.2 RIGHTS, POWERS, AND OBLIGATIONS. Limited Partners shall have the following rights, powers and obligations:

     (a) No Limited Partner, as such, shall be personally liable for any of the debts of the Partnership or any of the losses of the Partnership beyond the amount committed by him to the capital of the Partnership and his share of undistributed profits of the Partnership. A Limited Partner shall have the obligation to the Partnership for the amount of any portion of the contribution returned to him as set forth in section 7-62-608 of the Act.

     (b) No Limited Partner, as such, shall take part in the control of the business or shall transact any business for the Partnership.

     (c) No Limited Partner, as such, shall have the power to sign for or bind the Partnership.

     (d) No Limited Partner shall be obligated to make any contribution to the Partnership beyond the amount set forth on his Subscription Agreement to this Agreement.

     (e) Except as provided in Article 7 with respect to dissolution, no Limited Partners shall be entitled to withdraw from the Partnership or be entitled to return of all or any part of his capital contribution.

     (f) No Limited Partner shall be entitled to demand or receive property other than cash in return for his contribution.

     (g) No Limited Partner, as such, shall be entitled to interest on his capital contribution.

     (h) A Limited Partner may, with the consent of the General Partner, transact other business with the Partnership.

     (i) Upon reasonable request, any Limited Partner or his duly authorized representative shall have the right to inspect and copy any of the Partnership books. A Limited Partner shall pay any actual cost of copying of any of said

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          books, and shall pay any special costs, such as enlargement from microfilm or computer printout, which may be required in connection with such inspection. Such inspection shall be conducted at a time and in a manner so as not to interfere with the operation of the business of the Partnership. In no event shall the General Partner be compelled to prepare compilations or summaries which are not customarily maintained in the conduct of the business of the Partnership. In the event a Limited Partner wishes to inspect records which are not maintained at the principal place of business, such as records on a shared or rented computer system, the General Partner shall have a reasonable time to produce such records at the principal place of business of the Partnership. Any Limited Partner shall also have the right to secure a list of the names, addresses and related interest holdings of all of the Limited Partners. Such requesting Limited Partner shall prepay the costs of preparation of such list.

     (j) The Limited Partners may, at a meeting of the Partnership, by vote of Limited Partners holding a majority of the Limited Partnership Interests, dissolve the Partnership at any time.

     (k)  The Limited Partners may vote to amend this Agreement pursuant to
          Section 6.2 hereof.

     (l) The Limited Partners may remove the General Partner by a vote of Limited Partners holding a majority of the Limited Partnership Interests. The Limited Partners shall also have the right, by a vote of Limited Partners holding a majority of the Limited Partnership Interests, to elect a new General Partner within 90 days after the vote to remove the General Partner.

     (m) The Limited Partners may, by a vote of the Limited Partners holding a majority of Limited Partnership Interests, vote to approve the sale of all or substantially all of the assets of the Partnership, provided that the sale or other disposition of Programming rights in the ordinary course of business shall not be deemed to be a sale under this provision.

     (n) The Limited Partners may, by a vote of Limited Partners holding a majority of the Limited Partnership Interests, elect a new general partner within ninety days after written notice is given by the General Partner pursuant to Section 2.5 of this Agreement of its intent to retire or resign, provided that Limited Partners holding a majority of the Limited Partnership Interests consent to the resignation or retirement.

3.3 GENERAL PARTNER AS LIMITED PARTNER. The General Partner, or any affiliate of the General Partner, may at any time invest in or acquire Interests in the Partnership. With respect to Interests so acquired, the General Partner, or its affiliates, will acquire the same rights and obligations as other Limited Partners, however Interests owned by the

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General Partner will not be voted on removal of the General Partner, the election of a new General Partner, or any amendments to the Limited Partnership Agreement which would adversely affect the General Partner.

3.4 CAPITAL ACCOUNTS. A capital account shall be maintained for each Limited Partner. A Limited Partner's capital account will be credited initially with his contribution to the Partnership capital and thereafter with his share of Partnership net profits, debited with his share of Partnership net losses and distributions to him, and otherwise maintained in accordance with Treasury Regulations published under Section 704(b) of the Code. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with such regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to Limited Partners pursuant to Article 7 upon the dissolution of the Partnership. The General Partner shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with the Treasury Regulations under
Section 704(b) of the Code. The General Partner shall adjust the amounts debited or credited to capital accounts with respect to (a) any property contributed to the Partnership or distributed to the General Partner and Limited Partners, and
(b) any liabilities that are secured by such contributed or distributed property or that are assumed by the Partnership or the General Partner and Limited Partners in the event the General Partner shall determine that such adjustments are necessary or appropriate pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv).

3.5  TRANSFER OF LIMITED PARTNERSHIP INTERESTS.

     (a) Subject to compliance with applicable state securities (blue sky) laws, Limited Partnership Interests may be transferred only in whole interests and only in accordance with the following terms: (1) Interests may be assigned only with the consent of the General Partner in its sole discretion; (2) the transfer of the Interests shall be accomplished by an instrument in writing, in form and substance satisfactory to the General Partner, which writing may include a power of attorney and which shall set forth the intention that the purchaser is to be an additional Limited Partner and the stock ownership, if any, of the purchaser in the General Partner or any affiliate thereof;
          (3) a counterpart of the instrument of transfer, executed and acknowledged by the transferor Limited Partner shall be delivered to the General Partner; (4) any assignment of interests must be in compliance with applicable state securities (blue sky) laws; (5) no assignments will be permitted if such assignments would result in 49% or more of the interests being transferred within a twelve-month period; (6) the purchaser must agree that he will not directly or indirectly make or

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          operate a secondary market or the substantial equivalent thereof in the Interests of the Partnership; (7) the General Partner may refuse to consent to any transfer if, in the sole discretion and judgment of the General Partner, the transfer would be transacted on or treated as transacted on a secondary market or the substantial equivalent thereof or would cause the aggregate transfer to exceed permissible safe harbor limits under administrative interpretations; (8) no assignments will be permitted if such assignments would cause the assets of the Partnership to be treated as "plan assets" as defined in regulations promulgated by the Department of Labor; (9) the Partnership may charge the transferor Limited Partner a fee not exceeding $50 to defray the costs of effecting the transfer of his Interests in the Partnership;
          (10) the transferor and the purchaser shall execute and deliver to the General Partner an amended Limited Partnership Agreement; and (11) the purchaser shall become a Limited Partner only upon amendment of this Agreement. Notwithstanding the foregoing, an economic interest in the Partnership can be transferred without compliance with (1) and (2) above.

     (b) The death, legal disability, bankruptcy or dissolution of a Limited Partner or the assignment by any Limited Partner of all or a part of any Limited Partnership Interests owned by him (whether or not in compliance with the terms of this Agreement) shall not dissolve the Partnership. The successor in interest of such Limited Partner shall have the rights of such Limited Partner for the purpose of settling the estate or business of such Limited Partner, including the rights as defined above to transfer such Interests or to become an additional Limited Partner with respect thereto.

3.6 MEETINGS. Meetings of the Partnership may be called by the General Partner or Limited Partners holding more than 10% of the outstanding Limited Partnership Interests, for purposes of voting by the Limited Partners on any matters for which the Limited Partners are specifically given voting rights in this Agreement. At any such meeting a Limited Partner may also advise the General Partner of his wishes and advisory votes may be taken to poll or ascertain preferences of other Limited Partners, but no such expression of opinion by such advisory vote shall be binding on the General Partner or constitute any exercise of control of the business of the Partnership. Upon receipt of a proper written request, either in person or by registered or certified mail stating the purpose of the meeting, the General Partner shall call a meeting to be held not less than 15 nor more than 60 days after receipt of the request. Written notice stating the time and place of the meeting shall be delivered by first class mail not less than 10 nor more than 60 days prior to the meeting.

3.7 REPORTS. The General Partner shall cause to be prepared and distributed to Limited Partners the following reports:

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     (a)  Within 60 days after each complete calendar quarter of the
          Partnership's operations, a report containing a summary of pertinent information regarding the Partnership's activities during the quarter covered by the report.

     (b) Within 75 days after the end of each taxable year of the Partnership, a report containing information necessary for the preparation of the Limited Partners' Federal income tax returns; and

     (c) Within 120 days after the end of each fiscal year of the Partnership, an annual report containing (i) a statement of financial condition as of the year then ended, an operating statement for the year then ended and a statement of changes in financial position for the year then ended, all of which shall be prepared according to generally accepted accounting principles and shall be audited by independent certified public accountants; if an opinion of independent certified public accountants is not obtainable, the report shall include such qualified, limited or other advice from independent certified public accountants as may then be available; (ii) a summary of the activities of the Partnership during the period covered by the report; (iii) a summary of distributions to the Limited Partners for the period covered, including a description of the source or sources of such distributions; and (iv) a detailed statement of fees, commissions and compensation paid or to be paid to the General Partner and its affiliates for the fiscal period just completed. Such statement will identify separately the amount paid to each recipient and the services giving rise to each such payment and will include a statement showing the actual computation of each fee, commission or compensation.

Upon written request, the Limited Partners will be furnished a copy of each Form 10-Q Quarterly Report of the Partnership, which is required to be filed with the Securities and Exchange Commission.

3.8 PURCHASE OF STOCK OF GENERAL PARTNER OR AFFILIATES BY LIMITED PARTNERS. Each Limited Partner shall consent to be restricted in his purchase of stock of the General Partner and its affiliates as follows:

     (a) Each Limited Partner shall, upon request, represent and warrant the number of shares, if any, of the stock of the General Partner, or any affiliate thereof, that such Limited Partner owns of record or beneficially. Each Limited Partner shall further agree in subscribing for Interests in the Partnership that in the event that the Limited Partners of all the Partnerships organized under the JONES PROGRAMMING PARTNERS 2 series of limited partnerships own, directly or indirectly, individually or in the aggregate, more than 20% of any class of stock of the General Partner or any affiliates as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), on request of the General Partner, such Limited Partner will immediately divest himself or herself of all shares of the stock of the General Partner or any

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

          affiliates that such Limited Partner owns. For the purpose of determining stock ownership in the General Partner or its affiliates, the attribution rules set forth in Section 318 of the Code are applicable.

     (b) In the event of the breach of the foregoing agreement by any Limited Partner, the General Partner may, but shall not be required to, as an alternative to the request for divestiture as provided in the next preceding subsection (a), purchase the Interests of such Limited Partner at an amount equal to the capital contribution of such Limited Partner (or his predecessor) less all distributions paid on account of the Interests being repurchased. In the event of such repurchase of Interests by the General Partner, the General Partner shall be substituted in the place of the Limited Partner as to such Interests. The General Partner shall notify any such Limited Partner in writing of its election to repurchase such Interests within 30 days after the General Partner has actual knowledge of any such breach.

3.9 ADMISSION OF LIMITED PARTNERS. Admission of Limited Partners to the Partnership shall be subject to the following:

     Upon the original sale of Interests by the Partnership, the purchasers shall be admitted as Limited Partners not later than 15 days after the release from escrow of the purchasers' funds to the Partnership, and thereafter purchasers shall be admitted not later than the last day of the calendar month following the day their subscription was accepted by the General Partner. Subscriptions shall be accepted or rejected by the General Partner within 30 days of their receipt; if rejected, all funds shall be returned to the subscriber within 10 business days.

                                    ARTICLE 4

               PRODUCTION AND OVERHEAD FEE; PARTNERSHIP EXPENSES;
                      REIMBURSEMENT OF PARTNERSHIP EXPENSES

4.1 PRODUCTION AND OVERHEAD FEE. The General Partner shall receive a fee for its services to the Partnership (the "Production and Overhead Fee") of 12% of the lower of Direct Costs or Budgeted Direct Costs of each Programming project. Such fee shall be calculated and be payable at the time the principal photography commences on each particular Programming project and in the case of a series, such fee is payable on a per episode basis. The General Partner may temporarily defer collection of all or a portion of such fee, in its discretion.

4.2 PARTNERSHIP EXPENSES; REIMBURSEMENT OF EXPENSES INCURRED ON BEHALF OF THE PARTNERSHIP. The Partnership shall pay all of its own operating, overhead and administrative expenses of every kind, including all expenses involved with all aspects of its Programming activities. The General Partner shall be entitled to reimbursement from the Partnership for its general overhead and administrative expenses, which shall include, but not be limited to, all direct and indirect expenses (such as home office rent, supplies, telephone, travel and copying charges) and salaries of full and part-time employees allocable to the operation of the Partnership.

                                    ARTICLE 5

                        ALLOCATION OF PROFITS AND LOSSES;
                              DISTRIBUTION OF FUNDS

5.1 ALLOCATION OF PROFITS. Except as otherwise provided in Sections 5.2(e), 5.3 and 5.4, Profits for any taxable year shall be allocated in the following order and priority:

     (a) first, 99% to the Limited Partners and 1% to the General Partner until the cumulative Profits allocated pursuant to this Section 5.1(a) are equal to the cumulative Losses allocated pursuant to Section 5.2(a) hereof for all prior taxable years;

     (b) second, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated cumulative Profits pursuant to this Section 5.1(b) in an amount equal to the sum of the syndication expenses for the current and all prior taxable years. For this purpose, syndication expenses shall be as defined in Treasury regulation Section 1.709-2;

     (c) third, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated cumulative Profits pursuant to this Section 5.1(c) in an amount equal to a 12% per annum, cumulative and noncompounded, return on the capital contributions of the Limited Partners (such amount to be reduced by all previous distributions to the Limited Partners made in accordance with Section 5.5(a) of this Agreement). For purposes of computing the 12% per annum cumulative and noncompounded return, the capital contributions of the Limited Partners, as determined for any particular year or portion thereof, shall be reduced by the amount of all prior distributions to the Limited Partners made in accordance with Section 5.5(b); and

     (d) The balance, if any, 80% to the Limited Partners and 20% to the General Partner.

     (e) For purposes of this Section 5.1, Profits shall be equal to the net income from the Partnership, if any, including all items of income, gain, loss and deduction required to be separately stated by Section 703(a)(1) of the Code and also including any tax-exempt income and nondeductible expenses (other than syndication expenses) of the Partnership.

     (f) For purposes of this Section 5.1, the calculation of cumulative Profits with respect to a Limited Partner shall commence no later than the end of the calendar quarter in which the investment by such Limited Partner was made.

5.2 ALLOCATION OF LOSSES. Losses for any taxable year shall be allocated in the following order and priority:

     (a) Except as provided in Section 5.2(b), Losses shall be allocated 99% to the Limited Partners and 1% to the General Partner; and

     (b) To the extent Profits have been allocated pursuant to Sections 5.1(b), 5.1(c) or 5.1(d), Losses shall be allocated first to offset any Profits allocated pursuant to Section 5.1(d), next to offset any Profits allocated pursuant to Section 5.1(c), and then to offset any Profits allocated pursuant to Section 5.1(b). To the extent any allocations of Profits are offset pursuant to this Section 5.2(b), such allocation of Profits shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 5.2(b).

     (c) For purposes of this Section 5.2, Losses shall be equal to the net loss from the Partnership, if any, including all items of income, gain, loss and deduction required to be separately stated by Section 703(a)(1) of the Code and also including any tax-exempt income and nondeductible expenses (other than syndication expenses) of the Partnership.

     (d) Losses allocated to Limited Partners pursuant to this Section 5.2 shall not exceed an amount which would cause the capital accounts of the Limited Partners to be in deficit at the end of a taxable year except to the extent that any such deficit is attributable to nonrecourse debt, as permitted by Treasury regulations under Section 704 of the Code. Any amount of Loss which cannot be allocated to Limited Partners as a result of this restriction shall be allocated 100% to the General Partner.

     (e) If Losses are allocated to the General Partner as a result of the operation of Section 5.2(d), Profits in any subsequent taxable year(s) shall be allocated 100% to the General Partner until the cumulative Profits allocated pursuant to this Section 5.2(e) are equal to the cumulative Losses allocated pursuant to Section 5.2(d) hereof for all prior taxable years.

5.3 ALLOCATION OF MINIMUM GAIN AND OTHER MATTERS. Notwithstanding the other provisions contained herein,

     (a) To the extent that any Limited Partner has a negative capital account balance as of the end of any taxable year of the Partnership after giving effect to any distributions made or to be made with respect to such taxable year, and such negative balance exceeds such Partner's share of "minimum gain" (as defined in regulations promulgated under Section 704 of the Code) allocable to such Limited Partner as of the end of such taxable year, then an amount of income equal to such excess will be allocated to such Limited Partner. This Section 5.3(a) is intended to constitute a minimum gain chargeback within the meaning of the Treasury regulations under Section 704 of the Code and shall be construed in accordance with such intention. To the extent this minimum gain chargeback would distort the allocations of Profits and Losses as detailed in Sections
          5.1 and 5.2, the General Partner is hereby authorized to make subsequent allocations of Profits and Losses in any reasonable manner so as to eliminate any such distortion.

     (b) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
          1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balances in their capital accounts created by such adjustments, allocations or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this
          Section 5.3(b) shall be taken into account in computing subsequent allocations of income pursuant to this Section 5, so that the net amount and character of any items so allocated and the income or gain allocated to each Partner pursuant to this Section 5 shall, to the extent possible, be equal to the net amount and character of the items that would have been allocated to each such Partner pursuant to the provisions of this Section 5 if such unexpected adjustments, allocations or distributions had not occurred. This Section 5.3(b) is intended to be a qualified income offset within the meaning of the Treasury regulations under Section 704(b) of the Code and shall be construed in accordance with such intention.

     (c)  The allocations of income and loss as detailed in Sections 5.1, 5.2,
          5.3 and 5.4 are intended to comply with the regulations under Section 704 of the Code which require that partnership allocations have substantial economic effect. The General Partner is authorized in
          Section 6.1(e) to adjust the allocations in Section 5 of this Agreement to comport with the requirements of the Code, regulations or interpretations of the law, including the requirements of Section 704.

5.4 ALLOCATION OF INCOME AND GAIN UPON LIQUIDATION OF THE PARTNERSHIP. In the final taxable year of the Partnership, gain from the sale of Programming projects and income and gain from other sources shall be allocated as follows:

     (a) To the extent that the capital accounts of the Limited Partners are negative, income or gain shall first be allocated 99% to the Limited Partners and 1% to the General Partner until the capital accounts of the Limited Partners equal zero;

     (b) To the extent that the General Partner has any remaining negative balance in its capital account, that amount of income or gain shall next be allocated to the General Partner until the capital account of the General Partner equals zero;

     (c) Income or gain shall next be allocated 99% to the Limited Partners and 1% to the General Partner to the extent necessary to make the aggregate balance of the capital accounts of the Limited Partners an amount equal to a 12% per annum, cumulative and noncompounded, return on the capital contributions of the Limited Partners (such amount to be reduced by all previous distributions to the Limited Partners made in accordance with Section 5.5(a) of this Agreement). For purposes of computing the 12% per annum cumulative and noncompounded return, the capital contributions of the Limited Partners, as determined for any particular year or portion thereof, shall be reduced by the amount of all prior distributions to the Limited Partners made in accordance with Section 5.5(b);

     (d) Income or gain shall next be allocated 99% to the Limited Partners and 1% to he General Partner to the extent necessary to make the aggregate balance of the capital accounts of the Limited Partners an amount equal to the amount of their initial capital contributions (less all previous distributions to the Limited Partners made in accordance with
          Section 5.5(b) of this Agreement);

     (e) Income or gain shall next be allocated to the capital account of the General Partner to the extent necessary to make the aggregate balance thereof an amount equal to the amount of its initial capital contribution (less all previous distributions to the General Partner made in accordance with Section 5.5(b) of this Agreement);

     (f) The balance of any income or gain shall next be allocated to the capital accounts of the Limited Partners and the General Partner in amounts that shall cause the capital accounts of the Limited Partners to equal 80% of the total capital accounts of the Limited Partners and the General Partner after such allocations and after all allocations and distributions have been made pursuant to Sections 5.5(a) and 5.5(b). However, in the event that there are no distributions to be made to the General Partner pursuant to Section 5.5(c) of this Agreement, all remaining income or gain to be allocated pursuant to this Section 5.4(f) shall be allocated to the Limited Partners.

5.5  ORDER OF DISTRIBUTION. Partnership distributions shall be made as follows:

     (a) first, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated an amount equal to a 12% per annum, cumulative and noncompounded, return on the capital contributions of the Limited Partners (such amount to be reduced by all previous distributions to the Limited Partners in accordance with this Section 5.5(a)). For purposes of computing the 12% per annum cumulative and noncompounded return, the capital contributions of the Limited Partners, as determined for any particular year or portion thereof, shall be reduced by the amount of all prior distributions to the Limited Partners made in accordance with Section 5.5(b);

     (b) second, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have received cumulative distributions in an amount equal to the amount of their initial capital contributions (less all previous distributions made to the Limited Partners in accordance with this Section 5.5(b));

     (c) The balance, if any, 80% to the Limited Partners and 20% to the General Partner;

     (d) Any distribution of Partnership funds available for distribution shall be made or not made in the sole discretion of the General Partner. If any distribution is made, the General Partner shall at the time of such distribution, or in the quarterly report next following the distribution, notify the Limited Partners as to the source or sources of such distribution. The General Partner shall not be obligated to distribute funds at any time if in the sole discretion of the General Partner such funds are needed, or may reasonably be expected to be needed, for Partnership purposes.

5.6 TRANSFER OF LIMITED PARTNERSHIP INTERESTS. In the case of a transfer of a Limited Partnership Interest during any taxable year of the Partnership, every item of partnership income, loss, deduction and credit attributable to such Limited Partnership Interest shall be divided and allocated proportionately between the transferor and transferee based upon the number of months during such taxable year for which each such Limited Partner is recognized as such in accordance with Section 3.5. For purposes of accounting simplicity in the case of a transfer of a Limited Partnership Interest, the Partnership will treat the party who is the recognized owner of the Limited Partnership Interest as of the close of business on the last day of any calendar month as the owner of the Limited Partnership Interest for the entire month. The General Partner is authorized to alter this accounting convention to conform with any regulation or administrative rulings issued by the Treasury Department or the IRS.

5.7 GENERAL PARTNER'S CAPITAL ACCOUNT. Except as may be required by Section 7.2 below, in connection with winding up the Partnership, a deficit may be carried in the capital account of the General Partner without the General Partner being required to make a contribution to the capital of the Partnership, unless such contribution is necessary in order to meet obligations to creditors of the Partnership other than Partners as Partners.

                                    ARTICLE 6

                   AMENDMENTS TO LIMITED PARTNERSHIP AGREEMENT

6.1 ROUTINE AMENDMENTS. Amendments to this Agreement and to any Certificate of Limited Partnership may be made by the General Partner through the use of the power of attorney granted by each Limited Partner in this Agreement if such
Amendments:

     (a) in the opinion of the General Partner, with advice of counsel, may be necessary to preserve the limited liability of Limited Partners; or

     (b) in the opinion of the General Partner, with advice of counsel, may be necessary to preserve the status of the Partnership as a partnership, and not an association taxable as a corporation, for Federal income tax purposes; or

     (c) are required or contemplated by this Agreement in connection with substitution or addition or Limited Partners; or

     (d) are necessary or appropriate to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; or

     (e) are necessary or appropriate to change the allocations of partnership income, gain, losses, deductions, distributions or credits in Article 5 hereof to comport with the requirements of the Internal Revenue Code of 1986, as amended, regulations or interpretations of the law applicable to allocations or to conform the allocations to the order of distributions described in Section 5.5, if the General Partner concludes in good faith that such amendments are in the overall best interests of the Partners; provided, however, that the General Partner shall be authorized to amend such provisions only to the minimum extent which in good faith it judges to be necessary or advisable, based upon advice of counsel or accountants, to make the Partnership's allocations of these items effective for Federal income tax purposes; and provided further, that the General Partner shall be under no obligation to make any such amendment; or

     (f) are necessary to comply with federal or state securities or blue sky laws, and do not adversely affect the rights and obligations of the Limited Partners hereunder.

6.2 OTHER AMENDMENTS. Any other amendments to this Agreement shall be proposed in writing by the General Partner or by Limited Partners holding not less than 10% of the Limited Partnership Interests. Following any proposal, whether by the General Partner or Limited Partners, the General Partner shall mail each Limited Partner a verbatim statement of the proposed amendment and a statement of the General Partner's recommendation as to whether the proposed amendment should be adopted. A proposed amendment under this Section 6.2 shall become effective when it has received due approval of the holders of a majority of the Interests; provided, however, that any amendment affecting Sections 1.8, 2.2, 2.3, 2.6, 2.7, 2.8, 4.1, 4.2, 5.1, 5.2, 5.3, 5.4, 5.5, 6.2, 7.2 or 9.6, or otherwise affecting the
General Partner's interest in the Partnership and any amendment to Section 3.2 that would materially and adversely affect the General Partner's interest in the Partnership shall also require the approval of the General Partner. No amendment to this Agreement which requires an amendment to the Partnership's Certificate of Limited Partnership shall become effective until such amendment to such certificate is duly filed.

                                    ARTICLE 7

                      DISSOLUTION; WINDING UP; TERMINATION

7.1 DISSOLUTION. The Partnership shall be dissolved on the expiration of its term, or sooner upon the happening of any of the following events:

     (a) the withdrawal of the General Partner pursuant to Section 2.5, unless the Limited Partners elect a new general partner pursuant to Section 3.2(n) and continue the business of the Partnership;

     (b) the vote to dissolve the Partnership by Limited Partners as provided in Section 3.2(j);

     (c) (i) the entry of an order for relief involving liquidation of the Partnership or the General Partner under Chapter 7 of the bankruptcy law in the United States; the filing by the Partnership or the General Partner of a voluntary petition for liquidation under Chapter 7 of the bankruptcy law of the United States; (ii) the general assignment by the General Partner for the benefit of creditors under the laws of any state; (iii) or the appointment of a receiver for all or substantially all of the assets of the Partnership or the General Partner, unless such receivership is dissolved within 30 days after the appointment of such receiver; or (iv) the filing of a voluntary petition by the General Partner under Chapter 11 of the bankruptcy law of the United States. However, the filing of a voluntary petition under Chapter 11 of the bankruptcy law of the United States on behalf of the Partnership, or the entry of an order for relief pursuant to a voluntary or involuntary petition by or against the Partnership under Chapter 11 of the bankruptcy law of the United States shall not, in itself, cause dissolution of the Partnership;

     (d)  the disposition of substantially all of the assets of the Partnership;

     (e) a final adjudication that the application of any provision of this Agreement impairs the limited liability of the Limited Partners as provided in Section 9.2;

     (f) the happening of any event which makes it unlawful for the Partnership business to be continued; or

     (g) the removal of the General Partner, unless the Limited Partners elect a new General Partner pursuant to Section 3.2(l) and continue the business of the Partnership.

If the Partnership is dissolved for any of the above reasons, the remaining Partners shall not have the power to continue its existence, except as provided in (g) above.

7.2 WINDING UP. In the event of the dissolution of the Partnership, the General Partner may wind up the affairs of the Partnership; sell all of its assets for cash or other assets (which may include securities); and after paying all liabilities, including all costs of dissolution and winding up, payment of all fees and compensation otherwise due the General Partner, setting up of reserves for contingencies, and repayment of loans of the Partnership, shall distribute the remainder of the Partnership assets in accordance with the priorities set forth in Section 5.5 and in the order prescribed thereby.

In such event, any distributions by the Partnership shall be made either by the end of the taxable year of the "liquidation" of the Partnership or within 90 days of such "liquidation" as that term is defined by Treasury Regulations under
Section 704(b) of the Code, whichever is later, or within such other time period as is permitted by Treasury Regulations under Section 704(b) of the Code.

In connection with distributions in winding up the affairs of the Partnership on dissolution, the General Partner shall be required to account to the Partnership for any deficit which may exist in the capital accounts of the General Partner by contributing to the capital of the Partnership an amount equal to the lesser of:

     (i)  the deficit which may exist in its capital account at such time; or

     (ii) an amount equal to 1.01% of the initial capital contributions to the Partnership by the Limited Partners, reduced by the capital contributions to the Partnership by the General Partner.

7.3 TERMINATION. Upon completion of the dissolution, winding up, liquidation and distribution of the liquidation proceeds, the Partnership shall terminate.

                                    ARTICLE 8

                                POWER OF ATTORNEY

8.1 GRANT. The General Partner is hereby granted and authorized on behalf of each Limited Partner to execute any and all instruments and to do or have done all things deemed by the General Partner to be necessary or convenient to the Partnership's business, and shall, to the extent necessary therefor, irrevocably be and hereby is made, constituted and appointed for each Limited Partner, agent and attorney-in-fact for all purposes relative to creation and continuation of the Partnership as a limited partnership and for the conduct of business. Without limitation of the foregoing, the General Partner shall have full power and authority to act in the name of, and on behalf of, each Limited Partner in the execution, acknowledgement, verification and filing of the following documents:

     (a) a Certificate of Limited Partnership, as well as certificates of amendments thereto, under the Act and the laws of any other state in which such certificates, affidavits and other documents creating, evidencing or preserving the Partnership as a limited or special partnership may or should, in the opinion of the General Partner, be filed or recorded;

     (b) any other instrument which may be required to be filed or recorded by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems it advisable to file or record;

     (c) any documents which may be required to effect the continuation of the Partnership, the substitution or addition to a Limited Partner, the amendment of the Certificate of Limited Partnership or the dissolution and termination of the Partnership, provided such continuation, substitution, addition, amendment or dissolution and termination are in accordance with the terms of this Agreement.

8.2 NATURE OF POWER OF ATTORNEY. The Power of Attorney granted by each Limited Partner to the General Partner pursuant to the preceding section:

     (a) is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, disability or dissolution of the Limited Partner;

     (b) may be exercised by the General Partner for all Limited Partners by a single signature (and acknowledgement or verification, if required) of the General Partner by one of its officers, acting as attorney-in-fact for all the Limited Partners together, or by listing all of the Limited Partners and executing any instrument with a single signature (and acknowledgement or verification, if required) of the General Partner by one of its officers, acting as attorney-in-fact for all of the Limited Partners together; and

     (c) shall survive the delivery of an assignment by a Limited Partner of all or any portion of his Interests; and where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, shall survive such admission and constitute a similar power of attorney from the substituted Limited Partner.

                                    ARTICLE 9

                            MISCELLANEOUS PROVISIONS

9.1  NOTICES.

     (a) Any notice or document required or desired to be given to any Partner or his transferee or to the Partnership shall be in writing and shall be deemed given:

          (i) to the Partnership or the General Partner when deposited in the United States Mail, registered and certified, postage prepaid, addressed to the Partnership or the General Partner at its principal offices at 9697 East Mineral Avenue, Englewood, Colorado 80112 (or such other address as the General Partner shall notify Limited Partners in writing in the manner set forth herein); and

          (ii) to any Limited Partner or his transferee when delivered personally to that person (or his personal representative or successor in interest) or when deposited in the United States Mail, postage prepaid, addressed to that person (or his personal representative or successor in interest) at his mailing address set forth in the records of the Partnership.

     (b) The General Partner shall maintain a record of names and addresses of all Limited Partners and any notice given Limited Partners shall be given according to the names and addresses on such record.

     (c) If any Limited Partnership Interest is held on the records of the Partnership in more than one name for the beneficial interest of another, notice only to the first named person in the records of the Partnership shall be sufficient.

9.2 SEVERANCE OF ANY PROVISION TO THE EXTENT INVALID. If any provision in this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby; provided, however, if any provision of this Agreement is so applied as to impair the limited liability of the Limited Partners, the Partnership shall dissolve and be wound up and terminated as provided in Article 7.

9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties thereto, their successors, heirs, devisees, assigns, legal representatives, executors and administrators; but no interest in the Partnership may be transferred except in conformity with other provisions of this Agreement.

9.4 COMPETING OR RELATED BUSINESS. The General Partner (and any affiliate of the General Partner), any officer or director of any of the foregoing or any Limited Partner may acquire programming or interests therein for his or its own account, or engage in the acquisition, development, financing, distribution or exploitation of programming or related businesses on behalf of other enterprises formed by him or it or in which he or it may have an interest, including, without limitation, business ventures similar to, related to or in direct or indirect competition with any business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to such other business venture or income or profits derived therefrom.

9.5 CONFLICTS OF INTEREST. The fact that any Partner, including the General Partner or any affiliate of the General Partner, is employed by, or is directly or indirectly interested in or affiliated or connected with, any enterprise employed by the Partnership to render or perform services shall not prohibit the General Partner from employing such enterprise or from otherwise dealing with it in any way not specifically prohibited by this Agreement. Neither the Partnership nor any Partner shall have any right in or to any income of profits derived from any such employment or other dealing by any such enterprise.

9.6 INDEMNIFICATION. The Partnership shall indemnify and save harmless the General Partner and its Affiliate and any agent or officer or director thereof against any losses, judgments, liabilities, expenses, including any legal expenses, and amounts paid in settlement of any claims, sustained by them in connection with the Partnership, provided that (i) the General Partner has determined, in good faith, that the course of conduct which cause the loss or liability was in the best interests of the Partnership; and (ii) the General Partner or its Affiliates will not be indemnified for negligence or misconduct and provided further that only Affiliates acting within the scope of the General Partner's authority will be indemnified hereunder. Indemnification shall be from the assets of the Partnership and not from the Limited Partners.

Notwithstanding the foregoing, the General Partner and its Affiliates and any person acting as a broker-dealer shall not be indemnified by the Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnity and a court of competent jurisdiction has approved such indemnification, or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as

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to the particular indemnitee, or (c) a court of competent jurisdiction has approved a settlement of the claims against the particular indemnitee. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification will place before the court the positions of the Securities and Exchange Commission, the California Department of Corporations and other state securities administrators with respect to the issue of indemnification for securities law violations.

The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures the General Partner and its Affiliates against any liability the indemnification of which is herein prohibited.

Expenses incurred by the General Partner or any Affiliate in defending any claim with respect to which the General Partner or an Affiliate may be entitled to indemnification by the Partnership may be advanced by the Partnership prior to final disposition of such claim provided (a) the claim relates to the performance of duties or services by the General Partner or the Affiliate on behalf of the Partnership, (b) the claim is initiated by a third party who is not a Limited Partner of the Partnership, and (c) the General Partner or the Affiliate undertake to repay the advanced funds to the Partnership if it is determined ultimately that the General Partner or the Affiliate is not entitled to indemnification by the Partnership. The advance shall be evidenced by a full-recourse promissory note. For purposes of this Section 9.6, the term "Affiliate" shall mean any person performing services on behalf of the Partnership who: (1) directly or indirectly controls, is controlled by or is under common control with the General Partner; (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; (3) is an officer, director, partner or trustee, is any company for which the General Partner acts in any such capacity.

9.7 NONRECOURSE CREDITORS. A creditor who makes a nonrecourse loan to the Partnership must not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

9.8 COUNTERPARTS. This Agreement may be executed in counterparts or with detachable signature pages and shall constitute one agreement, binding upon all parties thereto as if all parties signed the same document.

9.9 CAPTIONS. Captions to and headings of the Articles, Sections, Subsections, Paragraphs or Subparagraphs of this Agreement are solely for convenience, are not a part of the Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

9.10 GOVERNING LAW. The Partnership will be formed and will be governed under the laws of the State of Colorado. All questions concerning the intention, validity and meaning of this Agreement relating to the rights and obligations of the Partners with respect to performance under this Agreement shall be construed and resolved according

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to the laws of the State of Colorado. The General Partner is subject to the liabilities of a partner in a partnership without limited partners. Neither the Partnership Agreement nor the Certificate of Limited Partnership will be amended to limit such liability of the General Partner.

9.11 DEFINITIONS. Unless a term is otherwise defined herein, the definitions in the Glossary of definitive Prospectus for the JONES PROGRAMMING PARTNERS 2 offering shall be considered as the definitions of the terms used herein for purposes of this Agreement.

9.12 RECORDS. The General Partner shall maintain a record of the information obtained to indicate that a Limited Partner meets the suitability standards employed in connection with the offering and sale of the Interests and the representation of the Limited Partner that he or she is purchasing for his or her own account or, in lieu of such representation, information indicating that the Limited Partner for whose account the purchase is made meets such suitability standards.


                                      Jones Entertainment Group, Ltd.,
                                      a Colorado corporation, as general partner

                                      By: /s/ Theodore A. Henderson
                                          ---------------------------------
                                          Theodore A. Henderson
                                          Vice President



                                      The Limited Partners

                                      By: Jones Entertainment Group, Ltd.,
                                          as attorney-in-fact pursuant to
                                          Article 8 hereof


                                      By: /s/ Theodore A. Henderson
                                          ---------------------------------
                                          Theodore A. Henderson
                                          Vice President



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